FORM 18-K/A

For Foreign Governments and Political Subdivisions Thereof

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________________________

AMENDMENT NO. 1 TO

ANNUAL REPORT

of

PROVINCE OF BRITISH COLUMBIA

(Canada)

(Name of Registrant)

_________________________________________

Date of end of fiscal year to which the Annual Report relates: March 31, 2023

SECURITIES REGISTERED*

(As of the close of the fiscal year)

Title of Issue	Amounts as to Which	Names of Exchanges
	Registration is Effective	on Which Registered

N/A	N/A	N/A

Names and addresses of persons authorized to receive notices and communications from the Securities and Exchange Commission:

Tom Clark

Consul General of Canada

466 Lexington Avenue, 20th Floor

New York, New York 10017

___

Copies to

Jason Lehner	Ministry of Finance
Shearman & Sterling LLP	Provincial Treasury
199 Bay Street	Debt Management Branch
Commerce Court West	620 Superior Street
Suite 4405, P.O. Box 247	P.O. Box 9423, Stn Prov Govt
Toronto, Ontario	Victoria, British Columbia
Canada M5L 1E8	Canada V8W 9V1

*The Registrant is filing this amendment to its annual report on a voluntary basis.

PROVINCE OF BRITISH COLUMBIA

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its Annual Report (the "Annual Report") for the fiscal year ended March 31, 2023 on Form 18-K as set forth below:

The following additional exhibits are added to the Annual Report:

Exhibit 99.5	Budget and Fiscal Plan 2024/25 – 2026/27

Exhibit 99.6	Estimates, Fiscal Year Ending March 31, 2025

Exhibit 99.7	Supplement to the Estimates, Fiscal Year Ending March 31, 2025

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, at Victoria, British Columbia, Canada, on the 27th day of February, 2024.

PROVINCE OF BRITISH COLUMBIA
(Name of registrant)

By:	/s/ Sam Myers
Name:	Sam Myers
Title:	Executive Director,
Debt Management Branch
Provincial Treasury
Ministry of Finance

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EXHIBIT INDEX

Exhibit 99.5	Budget and Fiscal Plan 2024/25 – 2026/27

Exhibit 99.6	Estimates, Fiscal Year Ending March 31, 2025

Exhibit 99.7	Supplement to the Estimates, Fiscal Year Ending March 31, 2025

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